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                                                                    EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     Informatica Corporation, a corporation organized and existing under the laws of the State of Delaware, (the "Corporation") hereby certifies as follows:

     FIRST: That, at a meeting of the Board of Directors of the Corporation held on May 25, 2000, the Board of Directors adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

          RESOLVED, that Article IV of the Corporation's Amended and Restated Certificate of Incorporation shall be amended, subject to stockholder approval, to read in its entirety as follows:

                                   ARTICLE IV

          This Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" with a par value of $0.001 per share ("Common Stock"), and "Preferred Stock" with a par value of $0.001 per share ("Preferred Stock"). The total number of shares which the Corporation is authorized to issue is Two Hundred Two Million (202,000,000) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.

              The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Subject to applicable protective voting rights which have been or may be granted to the Preferred Stock, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

     SECOND: That the stockholders of the Corporation have approved at the Annual Meeting of Stockholders held on May 25, 2000 said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, Informatica Corporation has caused this Certificate of
Amendment to Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this 25th day of May, 2000.


                                         INFORMATICA CORPORATION



                                         By /s/ DIAZ H. NESAMONEY
                                            -----------------------
                                            Diaz H. Nesamoney
                                            President


  ATTEST:


  /s/ GAURAV S. DHILLON
  ---------------------
  Gaurav S. Dhillon
  Secretary